                                                                           EX-21

                                 SRS LABS, INC.

                                  SUBSIDIARIES

         On March 2, 1998, SRS Labs, Inc. acquired all of the outstanding capital stock of Valence Technology, Inc., a British Virgin Islands company with its principal business operations in Hong Kong and China ("Valence"). Valence, in turn, beneficially owns all of the capital stock of the following companies:

                    Name                          Jurisdiction of Incorporation
                    ----                          -----------------------------
      Valence Semiconductor Design Limited                  Hong Kong

      ASP Microelectronics Limited ("ASP")                  Hong Kong

      LEC Electronic Components Limited ("LEC")             Hong Kong

      VSD Electronics Limited                               Hong Kong


         ASP, in turn, beneficially owns all of the outstanding shares of capital stock of LEC Microelectronics Limited, a Hong Kong company, and LED, in turn, beneficially owns (a) all of the outstanding shares of capital stock of LEC Electronics Limited, a Hong Kong company and (b) all of the capital interests in VSD Electronics (Hui Yang) Ltd., a wholly-owned foreign enterprise established under the laws of the Peoples Republic of China.